Exhibit 10.4

AGREEMENT FOR EQUIPMENT LINE FACILITY

This Agreement for Equipment Line Facility (“Agreement”) is entered into as of November 4, 2004, by and between Natrol, Inc., a Delaware corporation (“Borrower”) and City National Bank, a national banking association (“CNB”).

1.            Equipment Acquisition Loans. Prior to December 1, 2005 (“Termination Date”), and provided no Events of Default (as hereinafter defined) exist at the time of Borrower’s request, CNB agrees to make loans (“Equipment Acquisition Loans”) to Borrower from time to time from the date of this Agreement to, but not including, the Termination Date, up to the amount of Five Hundred Thousand and 00/100 ($500,000.00), the proceeds of which shall be used to pay one hundred percent (100%) of the purchase price of fixed assets, excluding sales taxes, delivery and set-up charges. Each Equipment Acquisition Loan shall be evidenced by a promissory note (“Note”) customarily utilized by CNB and shall be in the minimum amount of $100,000.00.

1.1          Interest on Equipment Acquisition Loans. Each Equipment Acquisition Loan shall bear interest from the date of disbursement on the unpaid principal amount thereof, until such amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at an annual fluctuating rate equal to the Prime Rate, as from time to time in effect, plus Three Quarters of One percent (0.75%) per annum. Interest on each Equipment Acquisition Loan shall be payable monthly, in arrears, on the 1st day of each month, commencing on the first such date following disbursement and on the date each Equipment Acquisition Loan is paid in full.

1.2          Procedure for Equipment Acquisition Loans. Each Equipment Acquisition Loan shall be made by CNB against delivery by Borrower to CNB of (a) an appropriate purchase invoice evidencing the purchase of items of machinery and/or equipment, (b) a duly executed Note, and (c) such further documents as shall be requested by CNB to perfect a security interest of first priority in the assets being purchased in favor of CNB.

1.3          Payment of Equipment Acquisition Loans. The principal amount of each Equipment Acquisition Loan shall be repaid in thirty-six (36) substantially equal, successive monthly installments payable on the 1st day of each month. All unpaid principal and interest shall be due and payable thirty-six (36) months after the funding of an Equipment Acquisition Loan.

1.4          Documentation Fee. Borrower shall pay to CNB on the date of the execution of each Equipment Acquisition Loan, a documentation fee (“Documentation Fee”) equal to $350.00.

2.            Events of Default. The occurrence of any of the following with respect to Borrower or any guarantor of this Equipment Acquisition Facility, shall constitute an “Event of Default” hereunder.

2.1            Failure to make any payment of principal, interest or fee when due hereunder or under any Note executed in connection herewith;

2.2            Filing of a petition by or against any of such parties under any provision of the Bankruptcy Code,

2.3           Appointment of a receiver or an assignee for the benefit of creditors;

2.4           Commencement of dissolution or liquidation proceedings or the disqualification (under any applicable law or regulation) of any of such parties which is a corporation, partnership, joint venture or any other type of entity;

2.5           Death or incapacity of any of such parties which is an individual;

2.6           Revocation of any guaranty provided in connection herewith or such guaranty shall become unenforceable with respect to future advances;

2.7           Any financial statement provided by any of such parties to CNB is false or misleading;

2.8           Any material default in the payment or performance of any obligation, or any default under any provision of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

2.9           Any sale or transfer of all or a substantial part of the assets of any of such parties other than in the ordinary course of business; or

2.10         Any violation, breach or default under, any letter agreement, guaranty, security agreement, deed of trust, subordination agreement or any other contract or instrument executed in connection with this Agreement or securing this Agreement.

3.             CNB’s Remedies. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, CNB may (a) declare the principal of and accrued interest on the Equipment Acquisition Loans immediately due and payable in full, whereupon the same shall immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting the obligations or liability owing by Borrower to CNB; and/or (c) exercise its rights and remedies hereunder and under the Notes, any guaranties or any security agreement or deed of trust executed in connection with this Agreement, and in addition to the rights and remedies given it by this Agreement, all of the rights and remedies afforded CNB as a matter of law.

4.             Miscellaneous. Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fees (which counsel may be CNB employees), expended or incurred by CNB (or allocable to CNB’s in-house counsel) in connection with the enforcement of this Agreement or the collection of any sums due hereunder and irrespective of whether suit is filed. This Agreement and all matters relating thereto, shall be governed by the laws of the State of California.

“Borrower	Natrol, Inc., a Delaware corporation

	By:	/s/ Elliott Balbert
Elliott Balbert, President

“CNB”	City National Bank, a national
banking association

By:
David Alterman, Vice President